Exhibit 99.2

March 9, 2017

Jeff Ansley, Esq.
Bell Nunnally & Martin, LLP
3232 McKinney Ave.
Suite 1400
Dallas, Texas 75204
Via e-mail: ____________

Re: Paul R. Alfano and UMED Holding, Inc.

Dear Mr. Ansley:

 On behalf of Paul R. Alfano, please be advised that in connection with UMED Holdings, Inc., a Texas corporation, that Mr. Alfano currently has no intention or interest to lead or participate in any transaction, plan or proposal relating to UMED Holdings, Inc. (“Issuer”) that would result in any of the following:

a.
The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

b.
An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

c.
 A sale or  transfer of a material amount of assets of the Issuer or any of its subsidiaries;

d.
Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

e.
Any material change in the present capitalization or dividend policy of the Issuer;

f.
Any other material change in the Issuer’s business or corporate structure;

g.
Changes in the Issuer’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

h.
Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

i.
Terminating the SEC registration of a class of the Issuer’s equity securities of the Issuer pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

John R. Fahy	WhitakerChalk.com

Jeff Ansley, Esq.
Bell Nunnally & Martin, LLP
March 9, 2017

j.
Any action similar to any of those enumerated above.

We appreciate your consideration. I can be reached at (817) ________ or _______________.

Sincerely,

John R. Fahy
Whitaker Chalk Swindle & Schwartz PLLC

cc:
Paul R. Alfano